                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Unitrin, Inc.:

     We consent to the use of our reports dated January 31, 2002, with respect to the consolidated balance sheets of Unitrin, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows, and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 2001, and all the related financial statement schedules, which reports appear or are incorporated by reference in the Annual Report of Unitrin, Inc. on Form 10-K for the year ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the Registration Statement.

/s/ KPMG LLP

Chicago, Illinois
May 7, 2002